Exhibit 99.1

AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Ordinary Shares (represented by ADS, each of which represents one Ordinary Share) of Autolus Therapeutics plc and further agree that this Joint Filing Agreement be included as an Exhibit to such joint filings. It is understood and agreed that the joint filing of the Schedule 13G shall not be construed as an admission that the persons named herein constitute a group for purposes of Regulation 13D-G of the Securities Exchange Act of 1934, as amended.

Dated: November 14, 2024

SYNCONA PORTFOLIO LIMITED

By:	/s/ Nicholas Moss
Name:	Nicholas Moss
Title:	Director

SYNCONA HOLDINGS LIMITED

By:	/s/ Nicholas Moss
Name:	Nicholas Moss
Title:	Director

SYNCONA INVESTMENT MANAGEMENT LIMITED

By:	/s/ Christopher Hollowood
Name:	Christopher Hollowood
Title:	CEO

SYNCONA LIMITED

By:	/s/ Robert Hutchinson
Name:	Robert Hutchinson
Title:	Director

/s/ Roel Bulthuis
Roel Bulthuis

/s/ Christopher Hollowood
Christopher Hollowood